Exhibit 2.3

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of July 22, 2012 (this “Agreement”), is by and between GeoEye, Inc., a Delaware corporation (“GeoEye”), and Jeffery R. Tarr (the “Stockholder”).

WHEREAS, as of the date hereof, the Stockholder is the record or “beneficial owner” (as defined under Rule 13d-3 under the Exchange Act) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) that total number of shares of common stock, par value $0.001 per share (the “DigitalGlobe Common Stock”), of DigitalGlobe, Inc., a Delaware corporation (“DigitalGlobe”), as set forth opposite the Stockholder’s name on Schedule I hereto (all such shares of DigitalGlobe Common Stock, as may be adjusted after the date hereof by stock dividend, stock split, recapitalization, combination, merger, consolidation, reorganization or other change in the capital structure of DigitalGlobe, the “Subject Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, DigitalGlobe, 20/20 Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), WorldView, LLC, a Delaware limited liability company (“Merger Sub 2”), and GeoEye are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into GeoEye (the “Merger”), and, immediately after the Merger, GeoEye will be merged with and into Merger Sub 2 (the “Subsequent Merger” and together with the Merger, the “Combination”), all upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition to GeoEye’s willingness to enter into and perform its obligations under the Merger Agreement, GeoEye has requested that the Stockholder enter into this Agreement, and the Stockholder has agreed to do so in order to induce GeoEye to enter into, and in consideration of it entering into, the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Agreement to Vote

Section 1.1. Agreement to Vote.

(a) From the date hereof until the termination of this Agreement in accordance with Section 5.1, except to the extent waived in writing by GeoEye in its sole and absolute discretion, at any meeting of the stockholders of DigitalGlobe called to consider and vote upon the adoption of the Merger Agreement and approval of the Combination and the transactions contemplated by the Merger Agreement (including the DigitalGlobe Stockholders Meeting), however called, or at any adjournment thereof, or in connection with any written consent of the stockholders of DigitalGlobe or in any other circumstances upon which a vote, consent or other approval of all or some of the stockholders of DigitalGlobe is sought for the adoption of the

Merger Agreement and approval of the Combination and the transactions contemplated by the Merger Agreement, the Stockholder agrees to vote (or cause to be voted) all of the Subject Shares (i) in favor of adoption of the Merger Agreement and approval of the Combination and the transactions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance hereof or thereof and (ii) against the following actions (other than the Combination and the transactions contemplated by the Merger Agreement): (A) any DigitalGlobe Takeover Proposal (other than any DigitalGlobe Takeover Proposal that (x) did not result from a breach of Section 5.03(a) of the Merger Agreement, (y) that the DigitalGlobe Board or an authorized and empowered committee thereof determined in good faith, after consultation with its outside financial and legal advisors, constituted a Superior DigitalGlobe Proposal and (z) that results in a DigitalGlobe Adverse Recommendation Change); (B) any reorganization, recapitalization, dissolution, liquidation or winding up of DigitalGlobe or any of its Subsidiaries; (C) any amendment of DigitalGlobe’s certificate of incorporation or by-laws, except as contemplated by the Merger Agreement; or (D) any other action or proposal involving DigitalGlobe that would reasonably be expected to prevent or materially impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement, including the Combination.

(b) At any meeting of the stockholders of DigitalGlobe that is held (including the DigitalGlobe Stockholders Meeting) to consider and vote upon the adoption of the Merger Agreement and approval of the Combination and the transactions contemplated by the Merger Agreement, the Stockholder shall, or shall direct the holder(s) of record of the Subject Shares on any applicable record date to, appear, in person or by proxy, at such meeting or otherwise cause the Subject Shares to be counted as present thereat for purposes of establishing a quorum.

(c) SOLELY IN THE EVENT OF A FAILURE BY THE STOCKHOLDER TO ACT IN ACCORDANCE WITH THE STOCKHOLDER’S OBLIGATIONS AS TO VOTING OR EXECUTING A WRITTEN CONSENT PURSUANT TO SECTION 1.1(A) AND (B), THE STOCKHOLDER HEREBY IRREVOCABLY GRANTS TO AND APPOINTS MATTHEW M. O’CONNELL AND WILLIAM L. WARREN, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF GEOEYE, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED TO ANY SUCH OFFICE OF GEOEYE, AND EACH OF THEM INDIVIDUALLY, THE STOCKHOLDER’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION), FOR AND IN THE NAME, PLACE AND STEAD OF THE STOCKHOLDER, TO REPRESENT, VOTE AND OTHERWISE ACT (BY VOTING AT ANY MEETING OF STOCKHOLDERS OF DIGITALGLOBE, BY WRITTEN CONSENT IN LIEU THEREOF OR OTHERWISE) WITH RESPECT TO THE SUBJECT SHARES OWNED OR HELD BY SUCH STOCKHOLDER REGARDING THE MATTERS REFERRED TO IN SECTION 1.1(A) AND (B) UNTIL THE TERMINATION OF THIS AGREEMENT, TO THE SAME EXTENT AND WITH THE SAME EFFECT AS THE STOCKHOLDER MIGHT OR COULD DO UNDER APPLICABLE LAW, RULES AND REGULATIONS. THE PROXY GRANTED PURSUANT TO THIS SECTION 1.1(C) IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE. THE STOCKHOLDER WILL TAKE SUCH FURTHER ACTION AND WILL EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY. THE STOCKHOLDER HEREBY REVOKES ANY AND ALL PREVIOUS PROXIES OR POWERS OF ATTORNEY GRANTED WITH RESPECT TO ANY OF THE SUBJECT SHARES THAT MAY HAVE

HERETOFORE BEEN APPOINTED OR GRANTED WITH RESPECT TO THE MATTERS REFERRED TO IN SECTION 1.1(A) OR (B), AND NO SUBSEQUENT PROXY (WHETHER REVOCABLE OR IRREVOCABLE) OR POWER OF ATTORNEY SHALL BE GIVEN BY THE STOCKHOLDER, EXCEPT AS REQUIRED BY ANY LETTER OF TRANSMITTAL IN CONNECTION WITH THE COMBINATION. NOTWITHSTANDING THE FOREGOING, THIS PROXY SHALL TERMINATE UPON TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS.

Section 1.2. Effect of GeoEye Breach. For the avoidance of doubt, the Stockholder agrees that the obligations of the Stockholder specified in Section 1.1 shall not be affected by any breach by GeoEye of any of its representations, warranties, agreements or covenants set forth in the Merger Agreement.

ARTICLE II

Representations and Warranties of the Stockholder

The Stockholder hereby represents and warrants to GeoEye as follows:

Section 2.1. Authority. The execution, delivery and performance by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby are within the capacity of and have been duly authorized by the Stockholder. Assuming the due authorization, execution, and delivery of this Agreement by GeoEye, this Agreement constitutes a legal, valid, and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

Section 2.2. Ownership of Subject Shares; Total Shares. The Stockholder is the record or beneficial owner of, and has good title to, the Subject Shares, free and clear of all claims, liens, encumbrances and security interests of any nature whatsoever (including any restriction on the right to vote or otherwise transfer such Subject Shares), except as provided in this Agreement or pursuant to any applicable restrictions on transfer under the Securities Act. As of the date hereof, the Stockholder does not own, beneficially or otherwise, any DigitalGlobe Common Stock, DigitalGlobe Preferred Stock, DigitalGlobe Stock Options or other securities of DigitalGlobe other than as set forth in Schedule I hereto, and the Stockholder does not own or hold any right to acquire any additional shares of any class of DigitalGlobe Capital Stock or other securities of DigitalGlobe or any interest therein or any voting rights with respect to any securities of DigitalGlobe other than the Subject Shares.

Section 2.3. Voting Power. The Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition with respect to dispositions contemplated by this Agreement, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares, with no limitations, qualifications, or restrictions on such rights, subject only to applicable securities laws and the terms of this Agreement. The Stockholder represents that any proxies heretofore given in respect of the Subject Shares are not irrevocable, and that any such proxies are hereby revoked pursuant to Section 1.1(c) hereof and that the Stockholder shall take any additional action necessary to effectuate the foregoing.

Section 2.4. Consents and Approvals; No Violation. (a) Except for any filing required under Section 13 or 16 under the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated by this Agreement, and (b) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated by this Agreement or compliance by the Stockholder with any of the provisions of this Agreement shall conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to his property or assets.

Section 2.5. Litigation. As of the date hereof, there is no action, suit or other proceeding pending against the Stockholder or, to the knowledge of the Stockholder, any other Person or, to the knowledge of the Stockholder, threatened in writing against the Stockholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by GeoEye of its rights under this Agreement or the performance by the Stockholder of its obligations under this Agreement.

Section 2.6. Acknowledgement. The Stockholder understands and acknowledges that GeoEye is entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

ARTICLE III

Representations and Warranties of GeoEye

GeoEye hereby represents and warrants to the Stockholder as follows:

Section 3.1. Organization. GeoEye is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

Section 3.2. Corporate Authorization; Validity of Agreement; Necessary Action. GeoEye has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by GeoEye and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of GeoEye, and, assuming the due authorization, execution and delivery thereof by the Stockholder, constitutes a valid and legally binding agreement of GeoEye enforceable against it in accordance with its terms.

Section 3.3. Consents and Approvals; No Violation. (a) Except as may be set forth in the Merger Agreement and in the other schedules, exhibits or attachments thereto (including, without limitation, filings as may be required under applicable securities laws) and any filings required under Section 13 or 16 under the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution of this Agreement by GeoEye and the consummation by GeoEye of the transactions contemplated by this Agreement, and (b) none of the execution and delivery of this Agreement by GeoEye, the consummation by GeoEye of the transactions contemplated by this Agreement or compliance by GeoEye with any of the provisions of this Agreement shall (x) conflict with or result in any breach of the organizational documents of GeoEye, (y) result in a material violation or material breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to any third party right of termination, cancellation, amendment, or acceleration) under any of the terms, conditions, or provisions of any material note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which GeoEye is a party, or (z) subject to compliance with filing requirements as may be required under applicable securities laws, violate any order, writ, injunction, decree, judgment, statute, rule, or regulation applicable to GeoEye, except under clauses (x), (y) or (z), where the absence of filing or authorization, conflict, violation, breach, or default would not materially impair or materially adversely affect the ability of GeoEye to perform its obligations hereunder or under the Merger Agreement.

ARTICLE IV

Covenants of the Stockholder

The Stockholder covenants and agrees as follows:

Section 4.1. Restriction on Transfer and Proxies. Except as contemplated by this Agreement or the Merger Agreement, during the period beginning from the execution and delivery by the parties of this Agreement through the earlier of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms or (c) the termination of this Agreement in accordance with Section 5.1, the Stockholder shall not (x) sell, transfer, tender, pledge, encumber, assign, or otherwise dispose of (each, a “Transfer”), or enter into any contract, option, or other arrangement or understanding with respect to the Transfer of, any or all of the Subject Shares; (y) grant any proxies or powers of attorney, or any other authorization or consent with respect to any or all of the Subject Shares that could reasonably be expected to prevent, nullify, impede, interfere with, frustrate, delay, postpone, discourage or otherwise materially adversely affect the Combination, the Merger Agreement, any of the transactions contemplated by the Merger Agreement or this Agreement or the contemplated economic benefits of any of the foregoing; or (z) deposit any of the Subject Shares into a voting trust or enter into a voting agreement with respect to any of the Subject Shares.

Section 4.2. Stop Transfer; Changes in Subject Shares. The Stockholder agrees with, and covenants to, GeoEye that (a) this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder’s heirs, successors or assigns and (b) the Stockholder shall not request that DigitalGlobe register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of the Subject Shares, unless such transfer is made in compliance with this Agreement. Notwithstanding any Transfer of Subject Shares, the Stockholder shall remain liable for the performance of all of its obligations under this Agreement.

Section 4.3. Additional Securities. From the date hereof until the termination of this Agreement in accordance with Section 5.1, in the event the Stockholder becomes the record or beneficial owner of (a) any shares of DigitalGlobe Common Stock, DigitalGlobe Preferred Stock or any other securities of DigitalGlobe, (b) any securities which may be converted into or exchanged for such shares of DigitalGlobe Common Stock, DigitalGlobe Preferred Stock or other securities of DigitalGlobe or (c) any securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such shares of DigitalGlobe Common Stock, DigitalGlobe Preferred Stock or other securities of DigitalGlobe (collectively, “Additional Securities”), the terms of this Agreement shall apply to all such Additional Securities as though owned by the Stockholder on the date of this Agreement.

Section 4.4. Stockholder Capacity. The Stockholder enters into this Agreement solely in its capacity as the record or beneficial owner of its Subject Shares. Notwithstanding any provision of this Agreement to the contrary, nothing contained in this Agreement shall (or shall require any Stockholder to attempt to) limit or restrict the rights and obligations of the Stockholder in his capacity as a director or officer of DigitalGlobe, and the agreements set forth herein shall in no way restrict any director or officer of DigitalGlobe in the exercise of his or her fiduciary duties (in their sole discretion) on any matter as a director or officer of DigitalGlobe (including, without limitation, considering and voting in favor of a Superior DigitalGlobe Proposal or a DigitalGlobe Adverse Recommendation Change in the capacity as a director or officer of DigitalGlobe).

Section 4.5. Documentation and Information. The Stockholder (a) consents to and authorizes the publication and disclosure by GeoEye and its Affiliates of his identity and holdings of Subject Shares and the nature of his commitments and obligations under this Agreement in any announcement or disclosure required by the SEC or other Governmental Entity, the Joint Proxy Statement, or any other disclosure document in connection with the Combination or any of the other transactions contemplated by the Merger Agreement or this Agreement, and (b) agrees promptly to give to GeoEye any information it may reasonably require for the preparation of any such disclosure documents. The Stockholder agrees to promptly notify GeoEye of any required corrections with respect to any written information supplied by him specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect.

ARTICLE V

Termination

Section 5.1 This Agreement and the covenants and agreements set forth in this Agreement shall automatically terminate (without any further action of the parties) upon the earliest to occur of (a) the mutual consent of GeoEye and the Stockholders to terminate this Agreement, (b) the Effective Time and (c) the date of termination of the Merger Agreement in accordance with its terms. In the event of termination of this Agreement pursuant to this Section 5.1, this Agreement shall become void and of no effect with no liability on the part of any party; provided, however, no such termination shall relieve any party from liability for any breach hereof prior to such termination; provided further, that the provisions set forth in Article VI shall survive the termination of this Agreement.

ARTICLE VI

Miscellaneous

Section 6.1. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under any applicable principles of conflicts of laws of the State of Delaware.

(b) Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any Federal court located in the State of Delaware in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement in any court other than any Delaware state court or any Federal court sitting in the State of Delaware.

(c) Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 6.1.

Section 6.2. Specific Performance. The Stockholder acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that GeoEye shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 6.1, without proof of actual damages (and the Stockholder hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which GeoEye is entitled at law or in equity. The Stockholder further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 6.3. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided, however, that GeoEye may, in its sole discretion, assign or transfer all or any of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of GeoEye, but no such assignment shall relieve GeoEye from its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective heirs, successors and assigns

Section 6.4. Amendments, Waivers, etc. This Agreement may not be amended except by an instrument in writing signed on behalf of GeoEye and the Stockholder. Any agreement on the part of a party to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 6.5. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Stockholder:

Jeffrey R. Tarr

c/o DigitalGlobe, Inc.

1601 Dry Creek Drive

Suite 260

Longmont, CO 80503

Phone: (303) 684-4000

Fax: (303) 684-4340

If to GeoEye, to:

GeoEye, Inc.

2325 Dulles Corner Boulevard

Herndon, VA 20171

Phone: (703) 480-5672

Fax: (703) 480-8175

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street, N.W., Suite 1000

Washington, D.C. 20004-1304

Phone: (202) 637-2200

Facsimile: (202) 637-2201

Attention: William P. O’Neill

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Phone: (212) 446-4861

Facsimile: (212) 446-4900

Attention: David B. Feirstein, Esq.

Section 6.6. Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses.

Section 6.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 6.7 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 6.8. Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) is not intended to confer upon any Person other than the parties any rights or remedies.

Section 6.9. Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Merger Agreement.

Section 6.10. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 6.11. No Strict Construction. The parties hereto acknowledge that this Agreement has been prepared jointly by them and shall not be strictly construed against any party hereto.

Section 6.12. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in GeoEye any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares owned by any Stockholder. All rights, ownership and economic benefits of an relating to the Subject Shares shall remain vested in and belong to the applicable Stockholder, and GeoEye shall have no authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of GeoEye or exercise any power or authority to direct any Stockholder in the voting of any of the Subject Shares owned by such Stockholder, except as otherwise provided herein.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GEOEYE, INC.

By:	/s/ Matthew M. O’Connell
Name:	Matthew M. O’Connell
Title:	President & Chief Executive Officer

STOCKHOLDER

By:	/s/ Jeffrey R. Tarr
Name:	Jeffrey R. Tarr

[Signature Page to Jeffrey R. Tarr Voting Agreement]

SCHEDULE I

Stockholder (Name and Address)	Shares of DigitalGlobe Common Stock
Jeffrey R. Tarr c/o DigitalGlobe, Inc. 1601 Dry Creek Drive Suite 260 Longmont, CO 80503	81,790 shares (and 275,836 shares issuable upon exercise of DigitalGlobe Stock Options)

Schedule I